Contact:	John R. Lund, CFO Cysive, Inc. 703.259.2300

FOR IMMEDIATE RELEASE

Cysive® Retains Broadview International LLC

Reston, Virginia – May 13, 2003 – Cysive, Inc. (Nasdaq: CYSV) (“Cysive” or the “Company”), today announced that it has retained Broadview International LLC to assist the Company in considering strategic alternatives, including a possible sale of the Company.

In addition, the Company is currently in discussions with third parties, including a company formed by Cysive’s CEO and Founder, Nelson A. Carbonell, Jr., regarding a possible acquisition of the Company.

The Company’s Board of Directors has formed a special committee of independent directors for the purpose of evaluating strategic alternatives and any offers the Company may receive. There can be no assurance, however, that any transaction will occur, and, if any transaction occurs, what the structure or terms of such transaction would be.

Unless otherwise required by applicable securities laws, the Company does not expect to make any further public announcements regarding a transaction unless and until it has executed a definitive agreement with respect to such transaction.

About Cysive®

The Cysive Cymbio Interaction Server™ is User Experience Management (UEM) software that delivers a seamless user experience across devices, applications and intermittent connections. Cysive Cymbio integrates the enterprise where it affects users the most – the presentation tier – providing one corporate face to customers and other users, and enabling the development of consistent, coherent and contextual interactions between your users and the enterprise.

Cysive Cymbio software reduces the cost of multi-channel solutions, and enables rapid front-end integration of third-party systems and newly acquired or merged companies. Cysive Cymbio delivers customers and internal users an experience that increases satisfaction, self-service and productivity, while reducing call center, systems management and software maintenance costs.

Cysive is headquartered in Reston, VA and can be found on the Internet at www.cysive.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Cysive’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties, including the risk that Cysive may be unable to successfully complete a strategic transaction on terms acceptable to Cysive or at all. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s annual report on Form 10-K filed with the Commission on March 19, 2003, and its other filings under the Securities Exchange Act of 1934 Act, as amended. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Cysive is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable securities laws.